Exhibit 99.1

             First Niagara Financial Group, Inc. Sells TPA Business
       NOVA Healthcare Administrators, Inc. Acquired by Independent Health

Lockport, New York, February 20, 2003---The Boards of Directors of First Niagara Financial Group, Inc. (Nasdaq: FNFG) and Independent Health Corporation jointly announced today that Independent Health has acquired NOVA Healthcare Administrators, Inc., First Niagara's third-party administrator (TPA) of self-funded employee health benefits. By agreement of both parties financial terms were not disclosed.

The transaction is in alignment with First Niagara's strategic plan to be the premier provider of financial services; a strategy that includes focused growth in its core areas of banking, investments and insurance.

Founded in 1982, NOVA has operated as a wholly owned subsidiary of First Niagara Financial Group, Inc., since January 1999. In addition to third-party administration, NOVA provides a full range of services for medical, dental, vision, and prescription benefit plans as well as flexible spending account
(FSA) administration.

Headquartered in Buffalo, Independent Health is a health coverage company, which began operations in 1980. The company has a combined membership of nearly 360,000.

First Niagara Financial Group, Inc. through its wholly owned subsidiary First Niagara Bank, has assets of more than $3.6 billion and deposits of $2.3 billion. First Niagara Bank is a full-service, community-oriented bank that provides financial services to individuals, families and businesses through 45 banking centers, one loan production office, several financial services subsidiaries, and 84 ATMs throughout western and central New York. For more information about First Niagara, visit our website at www.fnfg.com.